Exhibit 99.1

Callon Petroleum Company Completes Partial Redemption Of 13% Senior Notes Due 2016

Natchez, MS (December 17, 2013) -- Callon Petroleum Company (“Callon”) (NYSE: CPE) today announced it has redeemed $48,480,500 of its outstanding $96,961,000 13% Senior Notes due 2016 (the “Notes”). The redemption was made in accordance with the terms of the indenture governing the Notes and the terms of the notice of redemption.

The Notes were redeemed at a redemption price of 103.25% of their principal amount, plus accrued and unpaid interest to, but not including, today’s date. The total redemption price was approximately $51.4 million, including approximately $1.4 million in accrued interest. Upon completion of this partial redemption, approximately $48.5 million principal amount of the Notes remain outstanding.

This announcement is for informational purposes only, and is not an offer to purchase or sell, or a solicitation of an offer to purchase or sell, with respect to any securities.

Callon is an independent energy company focused on the acquisition, development, exploration and operation of oil and gas properties in the Permian Basin in West Texas.

It should be noted that this news release contains projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, such as those related to the redemption of the Notes and the methodology for and timing of such redemption. These projections and statements reflect Callon’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors. Some of the factors which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements are discussed in our filings with the SEC, including our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, available on our website or the SEC’s website at www.sec.gov.

For further information contact
Rodger W. Smith, 1-800-451-1294